EXHIBIT 4.2

NOTE

THIS NOTE, provided, dated and made effective as of February 11, 2016 (the “Effective Date”).

FROM:	ATRINSIC, INC., (the “Borrower”);

TO:	[------------------] (the “Lender”);

(the Borrower and the Lender being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

FOR VALUE RECEIVED the Lender has paid to the Borrower or creditors of the Borrower on the Borrower’s behalf or will pay to the Borrower or creditors of the Borrower on the Borrower’s behalf the amounts set on Exhibit A hereto, which amounts are in the aggregate sum of $114,158 (U.S.$57,079) in lawful money of the United States (hereinafter referred to as the “Principal Sum” which amount may be reduced or increased as set out herein).

1. (a) Payments.  The Borrower shall pay the Principal Sum and any Interest due hereon to the Lender (any such payment reducing the amount of the Principal Sum) (i) at any time pursuant to Section 1(b) and (ii) the remainder of the Principal Sum and any Interest due thereon on March 1, 2016 (the “Maturity Date”).

(b) In the event that the Borrower completes a private placement of its Series B Preferred Stock (a “Private Placement”) prior to the Maturity Date, the Lender hereby, without further need for instruction from the Lender, (i) assigns Fifty Thousand ($50,000) of the Principal Sum to be used for the purchase price to be paid by (------) in the Private Placement (which assignment is agreed to, without further need for instruction from the Borrower, by the Borrower) and (ii) relinquishes any other rights that it may have to the remaining Principal Sum such that all obligations owed hereunder to the Lender are extinguished and forgiven.

(c) Interest.  Any amounts of this Note that are outstanding on March 1, 2016 shall begin to accrue interest at a rate of 10% per annum.  Prior to such date, no interest shall accrue.

2. Events of Default.  The Borrower shall be in default of this Note and the Principal Sum hereby secured will become immediately due and payable on demand by the Lender or, unless waived by the Lender, in any of the following events:

(a) if an order is made or a resolution is passed or a petition is filed for the winding-up, dissolution, liquidation or amalgamation of the Borrower;

(b) if the Borrower makes an assignment or proposal or a bankruptcy petition is filed or presented against the Borrower or the Borrower otherwise becomes subject to the provisions of any legislation for the benefit of its creditors or otherwise acknowledges its insolvency;

(c) if any execution, sequestration, extent or any other process of any kind becomes enforceable against the Borrower and is not satisfied within 30 calendar days;

(d) if the Borrower ceases or demonstrates an intention to cease to carry on the Borrower’s business;

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(e) if the Borrower carries on any business that it is restricted from carrying on by its charter documents or by law; or

(f) if the Borrower fails to make any payment as set out in Section 1 of this Note.

The Lender may waive any default by the Borrower in the observance or performance of any covenant, agreement or condition contained in this Note or any other event which without such waiver would cause the Principal Sum hereby to be immediately due and payable but no such waiver or other act or omission of the Lender will extend to or affect any subsequent default or event or the rights resulting therefrom.

3. Covenants. The Borrower will at all times until payment in full of this Note and all Interest due thereon:

(a) maintain and preserve its charter and corporate organization in good standing and, subject to all the provisions herein contained, diligently preserve all the rights, powers, privileges and goodwill owned by the Borrower; and

(b) conduct the Borrower’s business in a proper and businesslike manner.

4. Assignment. This Note and all its terms and conditions will enure to the benefit of the Lender and its successors and assigns and will be binding upon the Borrower and the Borrower’s successors and assigns.

5. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Borrower hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the Effective Date set out above. ATRINSIC, INC.
By:
Name: Edward Gildea
Title: CEO

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